Exhibit 10.31

Amendment to Severance Benefits Agreement (Amendment B)

Ronald L. Sargent
c/o Staples, Inc.
500 Staples Drive
Framingham, MA 01702

Dear Mr. Sargent,

You are a party to that certain Second Amended and Restated Severance Benefits Agreement, dated March 10, 2006 and amended on December 22, 2008 (the “Agreement”) with Staples, Inc. and/or one of its subsidiaries (“Staples”). Under the Agreement, Staples agrees to provide you with the severance benefits set forth in the Agreement if your employment is terminated under the circumstances described in the Agreement.

This Amendment memorializes our discussions in the Fall of 2014 relating to changes to your Agreement. You hereby agree that the Agreement shall be revised as set forth below, and shall otherwise remain in full force and effect in accordance with its terms. This Amendment shall be effective as of January 13, 2015.

Specifically, you and Staples agree to delete the language of Section 3(e) of the Agreement in its entirety and replace it with the following:

(i)
You expressly waive any right to receive from Staples any gross-up payments in connection with this Agreement, including, without limitation, (i) in the event that you become entitled to payments and/or benefits provided by this Agreement as a result of a Change in Control, and such Company Payments will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) in the event that, notwithstanding the provisions of Section 3(f) below, any payments and/or benefits provided by this Agreement constitute nonqualified deferred compensation under Section 409A of the Code (collectively, the “Deferred Payments”) and you become subject to the tax and interest imposed under Section 409A (the “409A Liability”).

If this letter sets forth our agreement, kindly sign and return to Staples the enclosed copy of this letter no later than January 13, 2015.

Sincerely,

STAPLES, INC.

/s/ Paul F. Walsh
By:
Chairman of the Compensation Committee of the Board of Directors
I have been advised of my right to consult with counsel regarding this letter and the Agreement and have decided to sign below knowingly, voluntarily, and free from duress or coercion.

Agreed to this 13th day of January, 2015.

 /s/ Ronald L. Sargent

Ronald L. Sargent